Exhibit 10.47

August 16, 2004

Mr. Franklin Myers
Senior Vice President and
     Chief Financial Officer
1333 West Loop South, Suite 1700
Houston, Texas 77027

Dear Franklin:

     The Board of Directors of Cooper Cameron Corporation (the “Company”) has concluded that it is in the Company’s best interest to amend the employment agreement with you, dated September 1, 1999, (the “Employment Agreement”) by eliminating Section 10A in its entirety. The Company, therefore, is offering the payment to you of the sum of Three Hundred Sixty-four Thousand, Four Hundred Twenty-one dollars ($364,421), payable within two weeks of the execution of this letter, in return for your agreement to the following:

1.	The provisions of Section 10A of your Employment Agreement shall be waived and cancelled.

2.	Your Employment Agreement shall be amended so that part (iii) of the definition of “Change of Control” will read in its entirety:

a merger or consolidation involving the Company or its stock or an acquisition by the Company, directly or indirectly or through one or more subsidiaries, of another entity or its stock or assets in exchange for the stock of the Company, unless, immediately following such transaction, 80% or more of the then outstanding Voting Securities of the surviving or resulting corporation or entity will be (or is) then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners of the Company’s outstanding Voting Securities immediately prior to such transaction (treating, for purposes of determining whether the 80% continuity test is met, any ownership of the Voting Securities of the surviving or resulting corporation or entity that results from a stockholder’s ownership of the stock of, or other ownership interest in, the corporation or other entity with which the Company is merged or consolidated as not owned by persons who were

Mr. Franklin Myers
August 16, 2004

beneficial owners of the Company’s outstanding voting Securities immediately prior to the transaction.)

3.	Your Employment Agreement shall be amended to add “Other Significant Transaction” in order that a transaction which would have qualified as a “Change of Control” at a 30% threshold for mergers and consolidations (as apposed to the 20% used in the definition of Change of Control) but for the fact that the consideration therefore is part or all cash, will now be a transaction that will trigger your severance benefits in the event of a termination in connection therewith.

     If you agree to so amend your Employment Agreement, please execute and return this letter to the General Counsel.

Very truly yours,

/s/ Sheldon R. Erikson

Sheldon R. Erikson
Chairman, President and CEO
ACCEPTED AND AGREED:

/s/ Franklin Myers

Franklin Myers
Date: 8/16/04